Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 19, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.040226 per unit, payable on October 16, 2017, to unit holders of record on September 29, 2017.

This month’s distribution decreased from the previous month due to an increase of the lease operating expenses (LOE) occurring on the Waddell Ranch underlying properties. This increase of LOE is the result of downtime of the Tubb McKnight Water Station being out of commissioned until it was repaired and resumed operations as of the end of July. This was offset by an increase in oil and gas production for the Waddell Ranch properties. Also, an increase in pricing for both oil and gas production of the underlying Waddell Ranch properties help offset the increase in LOE. The Texas Royalty Properties had a slight decline in oil and gas production offset by a slight increase in the pricing of both oil and gas production.

Capital expenditures on the Waddell Ranch are lower this month than previous months, with it being mostly facility projects for the remainder of the year. However, additional LOE is being incurred bringing the Tubb McKnight Water Station back on line as of the end of July. It is not clear at this time as to what the total cost to Trust will be until it is incurred and charged to the Trust. It is anticipated that these expenses will continue to be forthcoming in the following months.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 55,648 barrels of oil and 341,728 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 16,539 barrels of oil and 104,059 Mcf of gas. The average price for oil was $43.56 per bbl and for gas was $3.10 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,481,942. Deducted from these would be the Lease Operating Expense (LOE) of $1,685,408, taxes of $233,525, and Capital Expenditures (CAPEX) of $228,097 totaling $2,147,030 resulting in a Net Profit of $1,334,912 for the month of August. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,001,184 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	55,648	341,728	16,539	104,059	*	$43.56	$3.10	**
Texas Royalties	23,562	25,884	22,384	24,590	*	$43.86	$5.13	**
Prior Month
Waddell Ranch	54,164	327,850	21,304	138,242	*	$42.08	$2.86	**
Texas Royalties	24,057	26,287	22,854	24,973	*	$43.43	$5.08	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,562 barrels of oil and 25,884 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 22,384 barrels of oil and 24,590 Mcf of gas. The average price for oil was $43.86 per bbl and for gas was $5.13 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,166,031. Deducted from these would be taxes of $170,500 resulting in a Net Profit of $995,531 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $945,755 to this month’s distribution.

General and Administrative Expenses deducted for the month were $73,129 resulting in a distribution of $1,874,931 to 46,608,796 units outstanding, or $0.040226 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:         Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839